February 29, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of Verde Bio Holdings, Inc. relating to the event described under Item 4.01 of Form 8-K dated February 29, 2024, and we agree with such statements as they pertain to our firm.

Respectfully,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Draper, UT